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Exhibit 21.1

SUBSIDIARIES OF POLYPORE INTERNATIONAL, INC.

Name of Subsidiary	State or jurisdiction of Incorporation or Organization
Alnery No. 104 Limited	Hong Kong
Celgard K.K.	Japan
Celgard Korea Ltd.(1)	Korea
Celgard, LLC	Delaware
Daramic (Shanghai) Battery Separators Co., Ltd.	China
Daramic NSG Tianjin PE Separator Co., Ltd.	China
Daramic (Thailand) Limited	Thailand
Daramic Acquisition Corporation.	Delaware
Daramic Asia, Inc.	Delaware
Daramic Holding S.A.S.	France
Daramic International, Inc.	Delaware
Daramic S.A.S.	France
Daramic S.r.l.	Italy
Daramic Separadores de Baterias Ltda.	Brazil
Daramic, LLC	Delaware
Membrana GmbH	Germany
Microporous Holding Corporation	Delaware
Microporous Products, GmbH	Austria
Polypore Acquisition GmbH	Germany
Polypore B.V.	Netherlands
Polypore C.V.	Netherlands
PP Holding Corporation	Delaware
Daramic Battery Separator India Private Limited	India

(1)
Foreign liaison office

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  Exhibit 21.1
SUBSIDIARIES OF POLYPORE INTERNATIONAL, INC.